Exhibit 99.1

Contacts:	Daniel J. Thomas	Thomas E. Kiraly
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	(972) 364-8111	(972) 364-8217

CONCENTRA OPERATING CORPORATION REPORTS YEAR-END RESULTS

Announces Plan To Prepay $32 Million In Senior Term Debt

ADDISON, Texas, February 14, 2006 – Concentra Operating Corporation (“Concentra” or the “Company”) today announced results for the fourth quarter ended December 31, 2005. The Company reported consolidated Adjusted Earnings Before Interest Taxes Depreciation and Amortization (“Adjusted EBITDA”) of $34,160,000 for the quarter. This represented an increase of 18% over the $29,005,000 in Adjusted EBITDA reported for the same period in 2004. Concentra computes Adjusted EBITDA in the manner prescribed by its bond indentures, and a reconciliation of Adjusted EBITDA to net income is provided within this press release. The Company also reported strong increases in its cash flow from operations and its retained cash balances. Due to its strong fourth quarter cash flow trends, the Company currently intends to prepay $31,623,000 in senior term indebtedness at the conclusion of the first quarter.

Revenue for the fourth quarter of 2005 increased 16% to $303,396,000 from $261,022,000 in the year-earlier period. Operating income was $20,945,000 in the fourth quarter, an increase of 5% from $19,880,000 in the same period last year. Growth in operating income during the quarter was affected by increases in general and administrative expenses related primarily to a $3,286,000 increase in the Company’s non-cash equity compensation expenses, as well as other increases related to Concentra’s fourth quarter acquisitions, legal expenses and other compensation costs. Approximately $2,500,000 of the non-cash equity compensation expenses related to the Company’s fourth quarter appointment of its new Chairman and were non-recurring in nature. Net income for the quarter was $212,000, which included a pre-tax loss on early retirement of debt totaling $6,029,000, versus net income of $4,557,000 in the year-earlier quarter.

Concentra’s revenue for 2005 increased 5% to $1,155,069,000 from $1,095,849,000 in 2004. Operating income increased to $127,586,000, up 72% from $74,118,000 for 2004. The Company’s growth in operating income reflected the impact of a non-cash impairment charge of $41,682,000 reported in the third quarter of 2004 related to the write down of goodwill and other

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Concentra Announces Year-end 2005 Results

February 14, 2006

long-lived assets of the Company’s Care Management Services segment. Net income for 2005 was $53,801,000 as compared to a net loss of $9,975,000 in 2004. In addition to the impairment charge described above, the Company’s net loss for 2004 included a loss on early retirement of debt totaling $14,105,000. For 2005, Adjusted EBITDA was $165,022,000, representing a 7% increase from $154,755,000 in 2004.

“We are pleased to have finished the year on such positive notes,” said Daniel Thomas, President and Chief Executive Officer of Concentra. “During the fourth quarter, we were able to complete the acquisition of Beech Street Corporation and commence our integration process. By combining the strengths of Beech Street with our existing group health and workers’ compensation network operations, we are well positioned to deliver new services that will assist payors and employers in achieving broader provider access and in lowering their healthcare and disability costs. With these expanded services, I believe we will re-establish growth in the Network Services segment of our business during the coming year.

“Another positive note during the quarter was that our Health Services division continued to provide us with the solid growth trends that we have been experiencing all year,” Thomas added. “Our same-center patient visits grew at a rate of 4.1%, and we continued to achieve strong growth in the diversified services portion of this business segment. With the acquisition of Occupational Health + Rehabilitation Inc, we now have 300 health centers nationwide.”

Due primarily to positive accounts receivable collection trends, the Company also achieved significant increases in its operating cash flows and cash balances. At the conclusion of the fourth quarter, the Company’s Days Sales Outstanding decreased to 51 days, which represented the lowest level achieved in Concentra’s history. As a result of these working capital trends and the Company’s underlying operating growth, Concentra’s net cash provided by operating activities for the year grew to $141,799,000, an increase of $42,926,000 as compared to the year ended December 31, 2004. At December 31, 2005, Concentra had $65,057,000 in unrestricted cash and investments.

As a result of its strong fourth quarter cash flow performance and growing cash balances, the Company currently intends to prepay $31,623,000 in senior term indebtedness at the conclusion of the first quarter, in addition to its normal scheduled principal payments. Of this amount, $14,123,000 is being prepaid in compliance with the excess cash flow covenants of the Company’s Senior Credit Facility. The remaining $17,500,000 is being made as an optional prepayment.

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Concentra Announces Year-end 2005 Results

February 14, 2006

Concentra Operating Corporation, a wholly owned subsidiary of Concentra Inc., is dedicated to improving the quality of life by making healthcare accessible and affordable. Serving the occupational, auto and group healthcare markets, Concentra provides employers, insurers and payors with a series of integrated services that include employment-related injury and occupational healthcare, in-network and out-of-network medical claims review and repricing, access to preferred provider organizations, first notice of loss services, case management and other cost containment services. Concentra provides its services to approximately 136,000 employer locations and 3,700 insurance companies, group health plans, third-party administrators and other healthcare payors. The Company has 300 health centers located in 40 states. It also operates the Beech Street and FOCUS networks. These provider networks include 544,000 providers, 52,000 ancillary providers and 4,400 acute-care hospitals nationwide.

A public, listen-only simulcast of Concentra’s fourth quarter conference call will begin at 9:00 a.m. Eastern Standard Time tomorrow (February 15, 2006) and may be accessed via the Company’s website, www.concentra.com. Investors are requested to access the call at least 15 minutes before the scheduled start time in order to complete a brief registration. An online replay using the same link will be available shortly after the conclusion of the live broadcast and will continue through March 15, 2006.

This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company’s operations, changes in nationwide employment and injury rate trends, interruption in its data processing capabilities, operational, financing and strategic risks related to the Company’s capital structure, acquisitions and growth strategy, possible fluctuations in quarterly and annual operations, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company’s services, and dependence on key management personnel. Additional factors include those described in the Company’s filings with the Securities and Exchange Commission.

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Concentra Announces Year-end 2005 Results

February 14, 2006

CONCENTRA OPERATING CORPORATION

a wholly owned subsidiary of

CONCENTRA INC.

Unaudited Consolidated Statements of Operations

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
REVENUE:
Health Services	$171,964	$141,659	$667,053	$576,880
Network Services	82,292	64,962	286,018	281,374
Care Management Services	49,140	54,401	201,998	237,595

Total revenue	303,396	261,022	1,155,069	1,095,849

COST OF SERVICES:
Health Services	149,015	123,241	550,149	474,343
Network Services	45,180	39,281	165,730	163,800
Care Management Services	42,524	46,666	173,833	208,505

Total cost of services	236,719	209,188	889,712	846,648

Total gross profit	66,677	51,834	265,357	249,201

General and administrative expenses	44,056	31,357	135,773	130,263
Amortization of intangibles	1,676	693	3,424	3,234
Loss on impairment	—	—	—	41,682
Gain on sale of assets	—	—	(1,426)	—
Unusual charges	—	(96)	—	(96)

Operating income	20,945	19,880	127,586	74,118

Interest expense, net	16,428	13,236	57,709	55,606
Gain on fair value of economic hedges	(218)	—	(87)	—
Loss on early retirement of debt	6,029	—	6,029	14,105
Other, net	662	332	3,264	3,047

Income (loss) before income taxes	(1,956)	6,312	60,671	1,360
Provision (benefit) for income taxes	(2,429)	1,706	6,061	10,627

Income (loss) from continuing operations	473	4,606	54,610	(9,267)
Loss from discontinued operations	261	49	809	708

Net income (loss)	$212	$4,557	$53,801	$(9,975)

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Concentra Announces Year-end 2005 Results

February 14, 2006

CONCENTRA OPERATING CORPORATION

a wholly owned subsidiary of

CONCENTRA INC.

Consolidated Balance Sheets

(in thousands)

	December 31, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$65,057	$61,319
Restricted cash and short-term investments	4,723	1,250
Accounts receivable, net	171,357	175,294
Prepaid expenses and other current assets	43,773	32,011

Total current assets	284,910	269,874

PROPERTY AND EQUIPMENT, NET	124,556	103,058

GOODWILL AND OTHER INTANGIBLE ASSETS, NET	664,090	449,698

OTHER ASSETS	29,809	30,710

	$1,103,365	$853,340

LIABILITIES AND STOCKHOLDER’S EQUITY

CURRENT LIABILITIES:
Revolving credit facility	$—	$—
Current portion of long-term debt	20,074	34,092
Accounts payable and accrued expenses	163,774	123,387

Total current liabilities	183,848	157,479

LONG-TERM DEBT, NET	840,756	700,112

DEFERRED INCOME TAXES AND OTHER LIABILITIES	72,599	58,615

STOCKHOLDER’S EQUITY (DEFICIT)	6,162	(62,866)

	$1,103,365	$853,340

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Concentra Announces Year-end 2005 Results

February 14, 2006

CONCENTRA OPERATING CORPORATION

a wholly owned subsidiary of

CONCENTRA INC.

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2005	2004
OPERATING ACTIVITIES:
Net income (loss)	$53,801	$(9,975)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	36,485	39,799
Amortization of intangibles	3,424	3,234
Restricted stock amortization and equity-based compensation	4,162	868
Loss on impairment of goodwill and long-lived assets	—	41,682
Gain on sale of assets	(1,426)	—
Unusual charges	—	(96)
Gain on change in fair value of economic hedges	(87)	—
Write-off of deferred financing costs	6,029	2,505
Deferred income taxes	1,094	6,204
Write-off of fixed assets	737	160
Changes in assets and liabilities:
Accounts receivable, net	20,047	(2,972)
Prepaid expenses and other assets	(575)	15,794
Accounts payable and accrued expenses	18,108	1,670

Net cash provided by operating activities	141,799	98,873

INVESTING ACTIVITIES:
Acquisitions, net of cash acquired	(220,826)	(6,794)
Purchases of property, equipment and other assets	(49,143)	(27,897)
Increase in restricted cash	—	(1,250)
Proceeds from sale of assets	1,699	—

Net cash used in investing activities	(268,270)	(35,941)

FINANCING ACTIVITIES:
Borrowings (payments) under revolving credit facilities, net	—	—
Proceeds from the issuance of debt	525,000	222,850
Repayments of debt	(400,065)	(147,926)
Dividend to parent	—	(96,028)
Payment of early debt retirement costs	—	(11,600)
Payment of deferred financing costs	(4,063)	(8,495)
Distributions to minority interests	(823)	(3,445)
Contribution from the issuance of common stock by parent	10,160	410

Net cash provided by (used in) financing activities	130,209	(44,234)

NET INCREASE IN CASH	3,738	18,698
CASH, BEGINNING OF PERIOD	61,319	42,621

CASH, END OF PERIOD	$65,057	$61,319

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Concentra Announces Year-end 2005 Results

February 14, 2006

CONCENTRA OPERATING CORPORATION

a wholly owned subsidiary of

CONCENTRA INC.

Unaudited Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Net income (loss)	$212	$4,557	$53,801	$(9,975)

Provision (benefit) for income taxes	(2,429)	1,706	6,061	10,627
Interest expense, net	16,428	13,236	57,709	55,606
Depreciation expense	9,699	9,329	36,485	39,799
Amortization expense	1,676	693	3,424	3,234
Amortization of equity-based compensation	3,067	(219)	4,162	868

EBITDA	28,653	29,302	161,642	100,159

Gain on fair value of economic hedges	(218)	—	(87)	—
Loss on impairment	—	—	—	41,682
Loss on early retirement of debt	6,029	—	6,029	14,105
Gain on sale of assets	—	—	(1,426)	—
Unusual charges	—	(96)	—	(96)
Discontinued operations – income tax	(141)	(27)	(436)	(381)
Minority share of depreciation, amortization and interest	(163)	(174)	(700)	(714)

Adjusted EBITDA	$34,160	$29,005	$165,022	$154,755

Computations of Adjusted Earnings Before Interest Taxes Depreciation and Amortization (“Adjusted EBITDA”) have been provided in this press release due to the use of this measure by the holders of the Company’s 9.5% Senior Subordinated Notes and 9.125% Senior Subordinated Notes and other lenders, for purposes of determining the Company’s performance in light of its debt covenant requirements, which are stated in the Company’s debt agreements as measures that relate to Adjusted EBITDA. Adjusted EBITDA is disclosed because compliance with the liquidity covenants included in these agreements is considered material to the Company. The Company’s computations of this measure may differ from that provided by other companies due to differences in the inclusion or exclusion of items in its computations as compared to that of others. The Company’s measure of Adjusted EBITDA has been made in a manner consistent with the requirements of the indenture that relates to its 9.5% Senior Subordinated Notes and 9.125% Senior Subordinated Notes. Adjusted EBITDA is a measure that is not prescribed for under Generally Accepted Accounting Principles (“GAAP”). Adjusted EBITDA specifically excludes changes in working capital, capital expenditures and other items that are set forth on a cash flow statement presentation of a company’s operating, investing and financing activities, and it also excludes the effects of interest expense, depreciation expense, amortization expense, taxes and other items that are included when determining a company’s net income. As such, the Company would encourage a reader not to use this measure as a substitute for the determination of net income, operating cash flow, or other similar GAAP-related measures, and to use it primarily for the debt covenant compliance purposes above.

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Concentra Announces Year-end 2005 Results

February 14, 2006

CONCENTRA OPERATING CORPORATION

a wholly owned subsidiary of

CONCENTRA INC.

Supplemental Information

We use certain operating metrics to measure aspects of our operations. Additionally, from time to time, we provide estimates of our possible future financial performance. Our disclosure to you of this information is conditioned in its entirety by the provisions, risk factors and cautionary statements provided for you in the main text of this press release. It is being provided solely to ensure full and fair disclosure to investors in the Company’s existing debt instruments and for no other purpose.

Operating Metrics and Information:

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Health centers at period end	300	257	300	257
Total visits to health centers	1,621,347	1,433,455	6,570,824	5,916,170
Injury-related visits %	47.6%	48.8%	46.6%	48.1%
Center revenue (in thousands) [a]	$144,638	$124,874	$579,000	$513,601

Same-center performance [b]:
Visits per business day growth	4.1%	8.1%	4.1%	8.4%
Revenue per visit growth	1.0%	(0.3)%	1.3%	(0.5)%
Revenue per business day growth	5.1%	7.8%	5.5%	7.9%

Current 2006 performance guidance:

(Subject to immediate change and no public update or notice; includes the effects of recent acquisitions)

Revenue:	$1.325 billion to $1.375 billion.
Adjusted EBITDA [c]:	$187 million to $194 million.
Operating Cash Flow:	$90 million to $100 million.
Capital Expenditures:	$45 million to $50 million.

Notes:

[a]	Excludes diversified services.

[b]	Our same-center comparisons represent all centers that Health Services has operated for the previous two full years as of the date indicated, excluding existing centers affected by the consolidation of acquired centers.

[c]	Please refer to the discussion on Page 7 of this press release concerning the Company’s computation and use of Adjusted EBITDA.

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